Exhibit 99.1

Oramed Announces $101,875,000 Short-Term Senior Secured Note Transaction with Scilex Holding Company

●	18-month loan with interest rate of SOFR plus 8.5%

●	Oramed receives warrants to purchase up to 17 million shares of Scilex common stock

●	The Senior Secured Note with Scilex replaces Oramed’s previously announced Stock Purchase Agreement and DIP Term Loan with Sorrento Therapeutics

NEW YORK, September 21, 2023 – Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP), today announced that on September 21, 2023, Oramed and Scilex Holding Company (Nasdaq: SCLX) (“Scilex”) entered into a Securities Purchase Agreement pursuant to which Scilex issued a Senior Secured Promissory Note (the “Note”) to Oramed. The Note is the culmination of Scilex’s assumption of Sorrento Therapeutics Inc.’s (“Sorrento”) approximately $100 million senior secured Debtor In Possession (“DIP”) term loan facility with Oramed. Oramed previously announced the execution of term sheets relating to the Note on September 13, 2023.

The issuance of the Note is part of a series of mutually beneficial transactions agreed upon by Oramed, Scilex and Sorrento, whereby (i) Sorrento and Oramed mutually terminated a previously announced Stock Purchase Agreement (the “Sorrento SPA”) between Oramed and Sorrento for the sale of Sorrento’s equity interests in Scilex to Oramed, which termination includes a release of claims by each of the parties relating to the Sorrento SPA, (ii) Scilex was declared the winning bidder for the purchase of all of the Scilex common stock, preferred stock and warrants owned by Sorrento for an aggregate purchase price of $110 million (which includes assumption of the DIP term loan facility); and Scilex and Sorrento entered into a definitive purchase agreement with respect to such purchase, and (iii) Scilex assumed all of Sorrento’s obligations as borrower under the DIP term loan facility, upon which assumption the DIP term loan facility was amended, restated and replaced with the Note. The U.S. Bankruptcy Court entered a final order approving the transactions following a hearing before the court on September 12, 2023.

In tandem with the Note, Scilex has issued to Oramed new warrants to purchase an aggregate of up to 13 million shares of Scilex common stock at an exercise price of $0.01 per share and each with restrictions on exercisability, of which, warrants to purchase up to 8.5 million shares are subject to certain vesting restrictions. In addition, Scilex transferred to Oramed warrants to purchase 4 million shares of Scilex common stock at an exercise price of $11.50 per share that Scilex purchased from Sorrento. Oramed has received customary registration rights with respect to the shares of Scilex common stock underlying these warrants.

The primary terms of the Note include, among others:

●	An initial principal balance of $101,875,000.00;

●	A senior lien for Oramed on substantially all assets of Scilex and its subsidiaries, subject to certain exclusions;

●	18-month maturity;

●	Certain mandatory prepayment obligations tied to future equity or debt financings of Scilex (subject to certain limitations specified in the Note);

●	Interest rate per annum is equal to the SOFR plus 8.5% (and subject to a SOFR floor of 4.0%);

●	Repayment of principal in installments will commence on December 21, 2023, with a fixed portion of the principal balance required to be repaid in three month increments thereafter. If the Note is not repaid in full on or prior to March 21, 2024, an exit fee equal to $3,056,250.00 becomes payable upon repayment of the Note in full;

●	$2.91 million of expense reimbursement for Oramed; and

●	The right for Oramed to designate an observer to Scilex’s Board of Directors (and the boards or similar governing bodies of its subsidiaries). The right of Oramed to receive certain customary information relating to Scilex.

“In our opinion, Scilex has great intrinsic value that is not currently realized, based on the company’s growth trajectory, commercial portfolio and infrastructure, and its robust clinical stage pipeline,” stated Oramed CEO Nadav Kidron. “We believe that this Senior Secured Note, along with the warrant package, is a favorable outcome to Oramed while also supporting Scilex in executing on its growth opportunities.”

Proskauer Rose LLP served as legal advisor and H.C. Wainwright & Co. served as financial advisor to Oramed in connection with these transactions.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals (Nasdaq/TASE: ORMP) is a platform technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection. The company’s novel Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption. Oramed has offices in the United States and Israel.

For more information, please visit www.oramed.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions and include statements about the benefits of the Securities Purchase Agreement and related transactions with Scilex and Sorrento, the value of Scilex, its growth trajectory, commercial portfolio and infrastructure and clinical stage pipeline. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report and detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, which factors are incorporated herein by reference and the following factors: the risk that Scilex may be unable to service the debt provided by the Note and the impact of the Note obligations on Scilex’s liquidity; risks associated with the Company’s ability to recover the proceeds and/or collateral under the Note and related agreements; the possibility that the anticipated benefits of the transaction with Scilex and Sorrento are not realized when expected or at all, including as a result of the impact of, or problems arising from, the ability of Scilex to repay the Note and the ability of the Company to realize the value of the warrants; risks associated with the fluctuating market price and liquidity of the Scilex common stock underlying the warrants; exposure to potential litigation in connection with the transactions, all of which could cause the actual results or performance of Oramed to differ materially from those contemplated in such forward-looking statements. These forward-looking statements speak only as of the date hereof. Oramed undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect actual outcomes, unless required by law.

Company Contact:

Zach Herschfus

+1-844-9-ORAMED
zach@oramed.com